OPTION AGREEMENT

          THIS OPTION AGREEMENT (this "Agreement"), dated as of September 30, 1999, is among General Electric Company, a New York corporation ("Purchaser"),
Wayne R. Hellman ("Hellman"), and Alan J. Ruud ("Ruud"). Hellman and Ruud are hereinafter sometimes collectively referred to the "Shareholders".

                                    RECITALS:

          A. The Shareholders are shareholders of Advanced Lighting Technologies, Inc., an Ohio corporation (the "Company").

          B. The Company and Purchaser are parties to a Stock Purchase Agreement, dated September 28, 1999, under which the Company has agreed, among other things, to sell and Purchaser has agreed to purchase 761,250 shares of preferred stock of the Company (the "Stock Purchase Agreement").

          C. The Company, Purchaser, the Shareholders and certain trusts controlled by the Shareholders are parties to a Contingent Warrant Agreement of even date herewith (the "Contingent Warrant Agreement"), under which the Company has agreed to issue to Purchaser warrants to purchase Common Shares of the Company upon the happening of certain events and the Shareholders have agreed to grant Purchaser proxies to vote and options to purchase certain shares of common stock of the Company held by the Shareholders.

          D. It is a condition to Purchaser's consummating the transactions contemplated by the Stock Purchase Agreement that the Shareholders enter into this Agreement and grant the options contemplated hereby on the terms and subject to the conditions contained herein.

          NOW, THEREFORE, based upon the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             ARTICLE I. DEFINITIONS.

          The following terms when used in this Agreement shall, except where the context otherwise requires, have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

          "Accountant's Certificate" shall have the meaning ascribed thereto in clause f. of Section 2.2 of the Contingent Warrant Agreement.

          "Affiliate" shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" shall mean this Option Agreement as originally executed and as amended, modified or supplemented from time to time.

          "Appraised Value" shall mean, in respect of any Common Share on any date herein specified, the fair saleable value of such Common Share (determined without giving effect to the discount for (i) a minority interest, or (ii) any lack of liquidity of the Common Share, or (iii) to the fact that the Company may have no class of equity registered under the Exchange Act) based on the equity value of Company, as determined by an investment banking or valuation firm selected in accordance with the following sentences, divided by the number of Common Shares outstanding on a Fully Diluted Basis as determined in accordance with GAAP (assuming the payment of the exercise prices for such shares). The determination of the Appraised Value per Common Share shall be made by an investment banking or valuation firm of nationally recognized standing selected by Purchaser and acceptable to the Shareholders. If the investment banking or valuation firm selected by Purchaser is not acceptable to the Shareholders and the Purchaser and the Shareholders cannot agree on a mutually acceptable investment banking or valuation firm, then Purchaser and the Shareholders, collectively, shall each choose one such investment banking or valuation firm and the respective chosen firms shall agree on another investment banking or valuation firm which shall make the determination. The Shareholders shall retain, at their sole cost, such investment banking or valuation firm as may be necessary for the determination of Appraised Value required by the terms of this Agreement.

          "Business Day" shall mean any day that is not a Saturday or Sunday or a day on which banks are required to be closed in the State of New York.

          "Common Shares" shall mean the Common Shares, par value $.001, of the Company.

          "Company" shall mean Advanced Lighting Technologies, Inc., an Ohio corporation.


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
          "Contingent  Warrant  Agreement"  shall  mean  the  Contingent Warrant
Agreement, of event date herewith, among the Company, Purchaser, the Shareholders and certain trusts controlled by the Shareholders.

          "Current Market Price" shall mean, in respect of any Common Share on any date herein specified, if there shall then be a public market for the Common Shares, the average of the daily market prices for twenty (20) consecutive Business Days immediately preceding such date or, if there is no such public market, the Appraised Value per Common Share. The daily market price for each such Business Day shall be (i) the last sale price on such day on the principal stock exchange or NASDAQ-NMS on which such Common Shares are then listed or admitted to trading, or (ii) if no sale takes place on such day on any such exchange or NASDAQ-NMS, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange or NASDAQ-NMS, or
(iii) if the Common Shares are not then listed or admitted to trading on any stock exchange or NASDAQ-NMS, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by the NASDAQ or the National Quotation Bureau, Inc., or (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the NASD selected mutually by Purchaser and the Shareholders or, if they cannot agree upon such selection, as selected by two such members of the NASD, one of which shall be selected by Purchaser and one of which shall be selected by the Shareholders.

          "Determination Period" shall mean any two consecutive fiscal quarters, commencing with the fiscal quarters ending September 30, 1999 and December 31, 1999, and continuing each fiscal quarter thereafter.

          "EBITDA" shall mean, for any period and without duplication, net earnings (loss) of the Company and its Subsidiaries determined on a consolidated basis for such period plus the sum of the following amounts (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization expense for such period, plus (ii) Interest Expense for such period, plus (iii) the amount of any reduction pursuant to the proviso of the definition of Interest Expense in this Section 1, plus (iv) income tax expense in respect of such period, minus (v) extraordinary gains and gains from sales of assets for such period, plus (vi) extraordinary losses and losses from sales of assets for such period. EBITDA shall be determined using generally accepted accounting principles and practices in effect on the date of this Agreement.

          "EBITDA Ratio" shall mean, for any period of determination, the ratio of (i) EBITDA to (ii) Interest Expense.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Fully Diluted Basis" means, with respect to any determination or calculation, that such determination or calculation is performed on a fully diluted basis (assuming the issuance of all Common Shares issuable under any then outstanding options, warrants or convertible securities of any kind) determined in accordance with GAAP for purposes of determining book value or net income per share.

          "GAAP" shall mean generally accepted accounting principles as in effect on the date hereof and consistently applied and maintained throughout the period indicated. Whenever any accounting term is used herein which is not otherwise defined, it shall have the meaning ascribed thereto under GAAP.

          "Hellman"  shall  mean  Wayne  R.  Hellman.

          "Hellman  Option"  shall  have  the  meaning  provided in Section 2.1.

          "Hellman Option Shares" shall mean Common Shares owned by Hellman, individually, in an amount equal to fifty percent (50%) of the Total Option Shares.

          "Interest Expense" shall mean, for any period (a) the total consolidated interest expense of the Company and its Subsidiaries determined on a consolidated basis and in any event shall include all interest expense with respect to any indebtedness in respect of which the Company or any Subsidiary is wholly or partially liable excluding interest on indebtedness to the Company from any Subsidiary and interest on indebtedness to any Subsidiary from the Company; provided, however, the amount of interest expense determined in accordance with GAAP for any period shall be reduced by any amortization of deferred financing costs in an amount up to but not exceeding $125,000 with respect to any single fiscal quarter, minus (b) gross interest income of the Company and its Subsidiaries determined on a consolidated basis.

          "Option  Closing"  shall  have  the  meaning  provided in Section 2.5.

          "Option  Notice"  shall  have  the  meaning  provided  in Section 2.5.

          "Option  Period"  shall  have  the  meaning  provided  in Section 2.3.

          "Option  Purchase  Price"  shall  have the meaning provided in Section
2.4.

          "Options"  shall  have  the  meaning  provided  in  Section  2.2.

          "Person" shall mean any natural person, corporation, firm, partnership, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

          "Purchaser" shall mean General Electric Company, a New York corporation.

          "Required  Ratio"  shall  mean  2  to  1.

          "Ruud"  shall  mean  Alan  J.  Ruud.

          "Ruud  Option"  shall  have  the  meaning  provided  in  Section  2.2.

          "Ruud Option Shares" shall mean Common Shares owned by Ruud, individually, in an amount equal to fifty percent (50%) of the Total Option Shares.

          "Second Occurrence Failure" shall mean the second occurrence of the Company's EBITDA Ratio being less than the Required Ratio for any Determination Period.

          "Shareholders"  shall  mean  Hellman  and  Ruud,  collectively.

          "Stock Purchase Agreement" shall mean the Stock Purchase Agreement, dated September 28, 1999, between the Company and Purchaser.

          "Subsidiary" of the Company shall mean any other corporation of which more than 50% of the outstanding shares of capital stock having ordinary voting power for the election of directors is owned directly or indirectly by the Company, by the Company and one or more Subsidiaries, or by one or more other Subsidiaries.

          "Total Option Shares" shall mean the number of Common Shares that when combined with all other Common Shares owned by Purchaser or its Affiliates at the time of determination will result in Purchaser having twenty-five percent (25%) of the voting power of the Company's capital stock. The time of determination of the Total Option Shares shall be the first Business Day immediately following Purchaser's receipt of the Accountant's Certificate indicating a Second Occurrence Failure.

                          ARTICLE II. OPTION AGREEMENT

          Section 2.1. Grant of Hellman Option. Hellman does hereby grant to Purchaser, or Purchaser's nominee, the exclusive and irrevocable right, privilege and option (the "Hellman Option") to purchase at any time or from time to time during the Option Period, upon the terms and conditions set forth herein, all but not less than all of the Hellman Option Shares (such Hellman

Option Shares being subject to adjustment from time to time to take into account any action taken by the Company in respect of its Common Shares, including, without limitation, stock splits, dividends, combinations and reclassifications), or any securities into which the Hellman Option Shares hereafter may be converted.

          Section 2.2. Grant of Ruud Option. Ruud does hereby grant to Purchaser, or Purchaser's nominee, the exclusive and irrevocable right, privilege and option (the "Ruud Option") to purchase at any time or from time to time during the Option Period, upon the terms and conditions set forth herein, all but not less than all of the Ruud Option Shares (such Ruud Option Shares being subject to adjustment from time to time to take into account any action taken by the Company in respect of its Common Shares, including, without limitation, stock splits, dividends, combinations and reclassifications), or any securities into which the Ruud Option Shares hereafter may be converted. The Hellman Option and the Ruud Option are hereinafter sometimes collectively referred to as the "Options".

          Section 2.3. Option Period. The Options are granted on the date hereof and may be exercised by Purchaser from and after the date Purchaser has received the Accountant's Certificate indicating a Second Occurrence Failure and ending on the date that is the later of (i) the one (1) year anniversary of the date of Purchaser's receipt of the Accountant's Certificate indicating a Second Occurrence Failure, and (ii) the close of business on the 30th day following receipt of all governmental and regulatory approvals (including, without limitation, any approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) necessary in connection with Purchaser's ownership of a twenty-five percent (25%) interest in the Company (the "Option Period").

          Section 2.4. Purchase Price. The purchase price of the Hellman Option Shares and the Ruud Option Shares shall be the Current Market Price of such shares at the time of the Second Occurrence Failure.

          Section 2.5. Exercise of the Options. Purchaser may exercise the Options at any time during the Option Period by delivery to Hellman, with respect to the exercise of the Hellman Option, and to Ruud, with respect to the exercise of the Ruud Option, of written notice thereof at the notice address for Hellman and Ruud, respectively, set forth in Section 4.4 hereof (an "Option Notice"). The Hellman Option and the Ruud Option must both be exercised if either is exercised. The closing (an "Option Closing") of the purchase and sale of the Hellman Option Shares or the Ruud Option Shares, as the case may be, shall occur as soon as practicable after the delivery of the Option Notice pertaining to such shares but in no event later than ten (10) days from the date of delivery of that Option Notice. The obligation of Purchaser to consummate the purchase of any of the Hellman Option Shares or the Ruud Option Shares at any Option Closing is conditioned upon the receipt by the Company and the

Shareholders of all governmental and regulatory approvals required for the ownership of the Hellman Option Shares or the Ruud Option Shares, as the case may be. At an Option Closing, certificates representing the Hellman Option Shares or the Ruud Option Shares, as the case may be, shall be delivered, together with stock powers duly executed in blank, to the Purchaser free and clear of any and all claims, liens, charges, pledges or encumbrances and the Purchaser shall deliver to Hellman and Ruud, as the case may be, their respective allocable portion of the Option Purchase Price. Hellman and Ruud shall pay any and all transfer and similar taxes imposed in connection with the sale of the Hellman Option Shares and the Ruud Option Shares to Purchaser.

                   ARTICLE III. REPRESENTATIONS AND WARRANTIES

          The Shareholders jointly and severally represent and warrant to Purchaser as follows:

          Section 3.1. Capacity; Binding Obligation. Each Shareholder has the capacity to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement constitutes (or will constitute when executed and delivered) a legal, valid, and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms. Neither the execution, delivery, and performance of this Agreement, nor the sale of the Hellman Option Shares or the Ruud Option Shares will violate any provision of any law, any order of any court or other agency of government, the Second Amended and Restated Articles of Incorporation of the Company, as amended, the Code of Regulations of the Company or any agreement or instrument to which either Shareholder is a party or by which either Shareholder is bound, or be in conflict with, result in a breach of, or constitute (with notice or lapse of time, or both) a default under any such agreement or instrument.

          Section 3.2. Securities. As of the date hereof, the Hellman Option Shares and the Ruud Option Shares are duly authorized, validly issued, fully paid and nonassessable. As of the date hereof, except as disclosed in writing to the Purchaser, the Hellman Option Shares and the Ruud Option Shares are owned by Hellman and Ruud, respectively, free and clear of all liens, encumbrances and restrictions on transfer, other than restrictions contained in this Agreement, the Contingent Warrant Agreement and under applicable state and federal securities laws. Following the sale of the Hellman Option Shares or the Ruud Option Shares or both to Purchaser in accordance with this Agreement, such shares will be duly authorized, validly issued, fully paid and nonassessable and will be owned by Purchaser free and clear of all liens, encumbrances and restrictions on transfer, other than restrictions under applicable state and federal securities laws.

                            ARTICLE IV. MISCELLANEOUS

          Section 4.1. Binding Effect. The Options granted herein shall be binding upon and inure to the benefit of the parties hereto and their respective executors, heirs, administrators, successors and assigns.

          Section 4.2. No Outside Representations. This Agreement shall be deemed to contain all of the terms and conditions agreed upon by the parties, it being understood that there are no outside representations or oral agreements of the parties other than those contained in the Contingent Warrant Agreement.

          Section 4.3. Assignment. Purchaser shall not have the right to assign this Agreement or any of its rights and obligations hereunder, except to any Affiliate of Purchaser, without the consent of the Company.

          Section 4.4. Notices. All notices given hereunder shall be in writing and deemed given when mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by Federal Express or other similar overnight service, addressed to the party to whom directed at the address set forth below, or to such other address as may from time to time be designated by notice given in the manner provided in this Section 4.4 or when delivered personally.

          Purchaser:         GE  Lighting
                             1975  Noble  Rd.
                             Cleveland,  OH  44112
                             Attention:  President  and  Chief
                             Executive  Officer

          With a copy to:    GE  Lighting
                             1975  Noble  Rd.
                             Cleveland,  OH  44112
                             Attention:  General  Counsel

          The  Shareholders: Wayne  R.  Hellman
                             c/o  Advanced  Lighting  Technologies,  Inc.
                             32000  Aurora  Road
                             Solon,  Ohio  44139

          With  a  copy  to: Cowden,  Humphrey  &  Sarlson  Co.,  L.P.A.
                             1414  Terminal  Tower
                             Cleveland,  Ohio  44113
                             Attention:  James  S.  Hogg,  Esq.
                             Facsimile:  (216)  241-2881

          and:               Alan  J.  Ruud
                             c/o  Advanced  Lighting  Technologies,  Inc.
                             32000  Aurora  Road
                             Solon,  Ohio  44139

          With  a  copy  to: Cowden,  Humphrey  &  Sarlson  Co.,  L.P.A.
                             1414  Terminal  Tower
                             Cleveland,  Ohio  44113
                             Attention:  James  S.  Hogg,  Esq.
                             Facsimile:  (216)  241-2881

          Section 4.5. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          Section 4.6. Prudential Letter. At the time of execution of this Agreement, the Shareholders shall deliver to Purchaser a letter executed by a duly authorized officer of Prudential Securities substantially in the form of Exhibit A attached hereto.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                    PURCHASER:

                    GENERAL  ELECTRIC  COMPANY

                    By:  /s/  Mike  S.  Zafirovski
                    ------------------------------
                    Name:  Mike  S.  Zafirovski
                    Title:  President  and  CEO,  GE  Lighting

                    THE  SHAREHOLDERS:


                    /s/  Wayne  R.  Hellman
                    -----------------------
                    Wayne  R.  Hellman


                    /s/  Alan  J.  Ruud
                    -------------------
                    Alan  J.  Ruud


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